Exhibit 10.67

Shane Olwill

Pieris Pharmaceuticals GmbH

Hallbergmoos, February 22nd, 2024

Your Compensation Package

Dear Shane,

Since you are a key contributor to Pieris Pharmaceuticals, Inc. and/or its subsidiaries (“Pieris” or the “Company”) moving forward, we would like to confirm our prior communication about your enhanced compensation package in exchange for your continued service.

Your compensation package consists of the following elements, based on the conditions outlined below:

	Monthly	April 2024 (or earlier) (if 100% achievement)	Qualifying Termination or Resignation (calculated for termination notice on or before June 30, 2024)

1. Base salary	25.337 EUR
2. Target bonus (40%)		121.620 EUR
3. Severance payment			445.300 EUR

Please find below the detailed explanations to the above listed components:

1.    2024 Bonus: The Compensation and Management Development Committee has approved your 2023 bonus in an amount of 121.620 EUR in consideration of the full achievement of the newly established corporate goals (the “2023 restated corporate goals”) as approved by the Committee on August 30, 2023.

2.    Severance: The severance payment listed above has been calculated based on the same determinants as those utilized by Pieris in the Company’s July 2023 reduction in force “Severance Payment,” and inclusive of a bonus based on your annual bonus target (i.e. 40% of your gross base salary). Provided you sign a separation agreement with Pieris, or their successor or assigns, in a form substantially similar to Pieris’ standard separation agreement, which includes a release of claims and confidentiality provisions, then you will be entitled to this Severance Payment at the end of your employment as a result of Pieris, or their successor or assigns, terminating your employment.

If you provide a notice of resignation or are terminated for cause, however, you shall be ineligible to receive the Severance Payment. Notwithstanding anything to the contrary, if you provide a resignation notice to Pieris, or their successor or assigns, between July 1, 2024 through July 15, 2024, you will be provided a retention payment in the same amount as the Severance Payment you would have received had Pieris, or their successor or assigns, terminated your employment in accordance with this paragraph. Such payment will be made as of the effective date of your resignation.

Any payments made pursuant to this letter shall be subject to applicable employment-related withholding. This letter shall be binding upon Pieris and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that your obligations are personal and shall not be assigned by you. This letter shall not be amended or modified without your written consent.

Kind regards,

/s/ Stephen Yoder

Stephen Yoder

President & CEO